EXHIBIT 23.2

               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have issued our report dated July 19, 1996 accompanying the consolidated financial statements of ProTechnics Company and subsidiaries as of and for the years ended March 31, 1996 and 1995. The consolidated financial statements of ProTechnics Company and subsidiaries are not presented separately, but are included in the financial statements in the Annual Report on Form 10-K of Core Laboratories N.V. for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption "Interests of Named Experts and Counsel."

/s/GRANT THORNTON LLP
   GRANT THORNTON LLP

Houston, Texas
January 5, 1998